Exhibit 99.1

              Citrix Completes Acquisition of XenSource

    LAS VEGAS--(BUSINESS WIRE)--Oct. 22, 2007--Today at Citrix iForum(TM), the world's largest application delivery conference and expo, Citrix Systems, Inc. (Nasdaq: CTXS) announced it has completed the acquisition of XenSource, Inc., a privately held leader in enterprise-grade virtual infrastructure solutions. The purchase price for the transaction was approximately $500 million payable in a combination of cash and Citrix common stock.

    This acquisition moves Citrix, a pioneer in the application virtualization market, into adjacent server and desktop virtualization markets -- expected by Citrix to grow to nearly $5 billion over the next four years. By acquiring XenSource, Citrix is now the only company to offer organizations an end-to-end application delivery infrastructure that leverages the method of application, desktop and server virtualization best suited for the dynamic delivery of applications to any user (see today's separate press release on the company's enhanced virtualization strategy).

    As previously announced on Aug. 15 upon close of the acquisition the XenSource team and products will form the core of the new Virtualization & Management Division of Citrix dedicated to building and growing these important new businesses. Peter Levine, XenSource, CEO, will lead the new division, reporting directly to Mark Templeton, Citrix president and CEO. Under Peter's leadership, this new division will oversee Citrix's businesses in server virtualization and application delivery management solutions as part of the company's overall application delivery infrastructure strategy.

    Citrix also reiterated its commitment to maintaining and growing support for the independent Xen open source community which develops the underlying virtualization engine used by many commercial products throughout the industry, including those from XenSource. The Xen project, which includes significant contributions from companies like Intel, AMD, HP, IBM and Dell, is led by XenSource co-founder, and new Citrix employee, Ian Pratt. Since news of the acquisition, XenSource has worked with the key contributors to the Xen project to develop procedures for independent oversight of the project, ensuring that it continues to operate with full transparency, fairness and vendor neutrality. Citrix agrees these principles are critical to the continued role of Xen as a freely available open source industry standard for virtualization.

    "The XenSource products, team and culture are a great addition to the Citrix family," said Mark Templeton, president and chief executive officer for Citrix. "The combination of Citrix and XenSource brings together application, desktop and server virtualization to deliver more innovation, choice and flexibility to the market, including our installed base of more than 200,000 customers worldwide. As application delivery becomes a top issue for IT and the world becomes more dynamic, we find it important to be sure we are providing customers the most cutting-edge technologies out there."

    About iForum 07 - The App Delivery Expo

    Now in its tenth year, the Citrix App Delivery Expo is the industry's largest conference focused entirely on application delivery infrastructure, bringing together thousands of business leaders, IT managers and technology leaders from around the world. Application delivery infrastructure best practices will be highlighted in more than 60 sessions, including keynotes and general sessions from analysts at Gartner, Forrester, IDC and Yankee Group, as well as industry leaders like Accenture, Dell, Microsoft, HP, IBM, Intel, Oracle and SAP. The conference also features 15 enterprise customer presentations, vendor exhibits, technology labs, hands-on technical workshops, panel discussions, and product demonstrations. The event will present thought leaders and cutting-edge technology behind some of the hottest trends in the market, including virtualization, desktop delivery and application networking. Held at the Mandalay Bay Resort and Casino in Las Vegas, NV, from October 22-25, 2007, the Citrix App Delivery Expo will also feature keynotes by Citrix executives including Mark Templeton, president and CEO. More information is available at http://www.citrixiforum.com.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 200,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100% of the Fortune 100 companies and 99% of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Annual revenue in 2006 was $1.1 billion.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the integration of XenSource and its products with Citrix, XenSource products and Citrix's strategies and future plans do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with products, their development, integration and distribution, product demand and pipeline, customer acceptance of new products, economic and competitive factors, Citrix's key strategic relationships, acquisition and related integration risks as well as other risks detailed in Citrix's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R) and Citrix iForum(TM) are trademarks of Citrix Systems, Inc. and/or one or more of its subsidiaries, and may be registered in the U.S. Patent and Trademark Office and in other countries. All other trademarks and registered trademarks are property of their respective owners.

    CONTACT: Citrix Systems, Inc.
             Julie Geer, 408-790-8543
             julie.geer@citrix.com
             or
             A&R Edelman
             Justine Troy, 917-204-4843
             jtroy@ar-edelman.com